POTASH AMERICA, INC.

PRESS RELEASE

Change in Board and Management

March 31, 2012. Reno, NV. Potash America, Inc. (OTCBB:  PTAM) (“PTAM”, the “Company”) announces that Barry Wattenberg has resigned as a director, Chairman, President and Treasurer of the Company, effective immediately.  The Company wishes to thank Barry Wattenberg for his invaluable guidance to the Company during his term and wish him all the best in the future.

The Company is pleased to announce that Matthew Markin has joined the Board of Director and has been appointed as Chairman and President.

The Company also announces a change in control of the Company by a private transfer of 80,000,000 shares of common stock of the Company from Barry Wattenberg to Matthew Markin, which shares represent 54.19% of the issued and outstanding share capital.

For Additional Information, Contact:
E-mail:  info@potashamerica.com